Exhibit 4.2

                                OPTION AGREEMENT



                                   made among



                            STRONGBOW RESOURCES INC.

                                       and

                             ULSTER MINERALS LIMITED

                                       and

                           TOURNIGAN GOLD CORPORATION





                           [Date: February ___, 2003]







                          Fasken Martineau DuMoulin LLP
                             Barristers & Solicitors
                         2100 - 1075 West Georgia Street
                                 Vancouver, B.C.
                                     V6E 3G2

                                                                          Tyrone


                                TABLE OF CONTENTS





                                    ARTICLE 1
                                 INTERPRETATION

1.1   Definitions..............................................................2
1.2   Included Words...........................................................5
1.3   Headings.................................................................5
1.4   References...............................................................5
1.5   Currency.................................................................5
1.6   Knowledge................................................................6
1.7   Schedules................................................................6
1.8   Governing Law............................................................6
1.9   Severability.............................................................6


                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

2.1   Mutual Representations and Warranties....................................6
2.2   Optionor's Representations and Warranties................................7
2.3   Survival of Representations and Warranties...............................8


                                    ARTICLE 3
                                     OPTION

3.1   Grant of Initial Option..................................................9
3.2   First Stage Earn In......................................................9
3.3   Activation of Second Stage of Initial Option.............................9
3.4   Second Stage Earn In.....................................................9
3.5   Activation of Third Stage of Initial Option.............................10
3.6   Third Stage Earn In.....................................................10
3.7   Payment in Lieu of Expenditures.........................................10
3.8   Grant of Further Option.................................................10
3.9   Optionee's Election to Terminate........................................11
3.10  Termination with No Interest............................................11
3.11  Termination with 50% Interest...........................................11
3.12  Termination with 60% Interest...........................................12
3.13  Optionor's Election.....................................................13
3.14  Expenditure Statement and Audit.........................................13
3.15  Option Only.............................................................14

                                    ARTICLE 4
                      OPTION PERIOD RIGHTS AND OBLIGATIONS

4.1   Optionee's Right of Entry...............................................14
4.2   Optionee's Obligations..................................................15
4.3   Emergency Expenditures..................................................16
4.4   Registered Title........................................................16
4.5   Abandonment of Properties...............................................16


                                    ARTICLE 5
                           FORMATION OF JOINT VENTURE

5.1   Formation of Joint Venture..............................................17
5.2   Initial Interests.......................................................18
5.3   Initial Expenditures....................................................18
5.4   Joint Venture Operator..................................................18


                                    ARTICLE 6
                                    TRANSFERS

6.1   Limitations on Transfers................................................19
6.2   Prohibited Dispositions.................................................19
6.3   Right of First Offer....................................................19
6.4   Exceptions..............................................................20
6.5   Conditions of Transfers.................................................20


                                    ARTICLE 7
                                  FORCE MAJEURE

7.1   Events..................................................................20
7.2   Effect of Force Majeure.................................................21
7.3   Obligation to Remove Force Majeure......................................21
7.4   Giving Notice...........................................................21


                                    ARTICLE 8
                            CONFIDENTIAL INFORMATION

8.1   Confidential Information................................................21
8.2   Information in Public Domain............................................21
8.3   Request to Disclose.....................................................21
8.4   News Release............................................................22

                                    ARTICLE 9
                                   ARBITRATION

9.1   Single Arbitrator.......................................................22
9.2   Prior Notice............................................................22
9.3   No Agreement............................................................22
9.4   Conduct of Arbitration..................................................22


                                   ARTICLE 10
                                AREA OF INTEREST

10.1  Limitation on Acquisitions..............................................23
10.2  Acquisition of Additional Property......................................23
10.3  Notice of Rejection.....................................................23
10.4  Title to Additional Property............................................23
10.5  Further Assurance.......................................................24
10.6  Non-Compliance Constitutes Default......................................24


                                   ARTICLE 11
                                     NOTICE

11.1  Method..................................................................24
11.2  Amending Addresses......................................................24


                                   ARTICLE 12
                                     GENERAL

12.1  Other Activities and Interests..........................................25
12.2  Entire Agreement........................................................25
12.3  No Waiver...............................................................25
12.4  Further Assurances......................................................25
12.5  Manner of Payment.......................................................25
12.6  Enurement...............................................................26
12.7  Special Remedies........................................................26
12.8  Time of the Essence.....................................................26
12.9  Counterparts and Fax Execution..........................................26


SCHEDULE A - Properties Description
SCHEDULE B - Terms for Joint Venture Agreement

                                                                          Tyrone

                                OPTION AGREEMENT
                                ----------------


THIS AGREEMENT made as of the _____ day of February, 2003.

BETWEEN:

               STRONGBOW RESOURCES INC., a corporation organized under the laws of British Columbia ("Strongbow"), and ULSTER MINERALS LIMITED, a corporation organized under the laws of Northern Ireland ("UML"), each having an office at 1300-409 Granville Street, Vancouver, British Columbia, V6C 1T2, fax (604)668-8366,

               (Strongbow and UML together, the "Optionor")

                                                               OF THE FIRST PART

AND:

               TOURNIGAN GOLD CORPORATION, a corporation organized under the laws of British Columbia and having an office at 480 - 650 West Georgia Street,
               Vancouver British Columbia, V6B 4N9, fax
               (604)662-3231,

               (the "Optionee")

                                                              OF THE SECOND PART

WHEREAS:

(A) The Optionor has interests in certain exploration licences in relation to lands located in Northern Ireland, known as the Tyrone project, all as more particularly described in Schedule A;

(B) The Optionee wishes to explore the property comprised in the Tyrone project for minerals and to acquire an option to earn an interest therein;

     NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the sum of $10 now paid by the Optionee to the Optionor, the receipt of which is hereby acknowledged by the Optionor, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by the Optionor, the Parties agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1  Definitions

     For the purposes of this Agreement, except as otherwise defined herein, the following capitalized words and phrases when used herein have the following meanings:

     Additional Property means any Mineral Rights or Surface Rights acquired within the Area of Interest and which become a part of the Properties as contemplated in Article 10.

     Affiliate means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

     Anniversary Date means an anniversary date of the Effective Date.

     Area of Interest means the area within two kilometres from the external boundaries of the Properties as of the Effective Date.

     Business Day means a day on which commercial banks are open for business in Vancouver, British Columbia.

     Effective Date means the effective date of this Agreement, as set forth at the top of the first page of this Agreement.

     Encumbrance means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, royalty, restrictive covenant or other encumbrance of any nature.

     Expenditures means all costs and expenses of whatever kind or nature spent or incurred by or on behalf of the Optionee from the date hereof in the conduct of exploration and development activities on or in relation to the Properties including, without limitation:

     (a) in holding the Properties in good standing (including any monies expended as required to comply with applicable laws and regulations, such as for the completion and submission of assessment work and filings required in connection therewith), in curing title defects and in acquiring and maintaining surface and other ancillary rights;

     (b) in preparing for and in the application for and acquisition of environmental and other permits necessary or desirable to commence and complete exploration and development activities on the Properties;

     (c) in doing geophysical and geological surveys, drilling, assaying and metallurgical testing, including costs of assays, metallurgical testing and other tests and analyses to determine the quantity and quality of Minerals, water and other materials or substances;

     (d) in the preparation of work programs and reporting as to the results thereof including any pre-feasibility or feasibility study or other evaluation of the Properties;

     (e) in acquiring facilities or the use thereof and for all parts, supplies and consumables;

     (f) for salaries, wages and fringe benefits (whether or not required by law), including actual labour overhead expenses, for employees to the extent that they are assigned to exploration and development activities on the Properties;

     (g) travelling expenses of all persons engaged in work with respect to and for the benefit of the Properties including for their food, lodging and other reasonable needs;

     (h) payments to contractors or consultants for work done, services rendered or materials supplied;

     (i) all taxes levied against or in respect of the Properties or activities thereon and the cost of insurance premiums and performance bonds or other security; and

     (j) a charge equal to 10% of all Expenditures referred to in clauses (a) to (i) above for unallocable overhead and head office expenses of the Optionee (but limited to 5% on any single third party contract in excess of $50,000) and all other expenses relating to supervision and management of all work done with respect to and for the benefit of the Properties.

     Feasibility Study means a study prepared or confirmed by a recognized and independent firm of mining engineering consultants which contains a detailed examination of the feasibility of bringing a deposit of Minerals on the Properties into commercial production by establishment of a mine, and which includes reviews of all relevant issues, a statement of the ore reserves, a description of the nature and scale of any proposed operation, an estimate of the construction and other costs necessary to bring the Properties into commercial production and of the operating costs after the commencement thereof, and which is a bankable document, that is to say, a document in form appropriate for presentation to a reputable bank or other financial institution from which a party might wish to secure financing.

     Force Majeure means any cause beyond a Party's control (except those caused by its own lack of funds) including, but not limited to: acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances; any terrorist act; any military or paramilitary act or order; laws, rules and regulations or orders of any duly constituted court or governmental authority; or non-availability of materials or transportation; or protests, demonstrations or other events causing work stoppages by environmental activists or others.

     Further Option means the option that may be granted to the Optionee under the Joint Venture Agreement to acquire the remainder of the Optionor's Interest, as contemplated in Section 3.8.

     Initial Interest means the Interest acquired by the Optionee upon exercise of the Initial Option pursuant to the terms hereof.

     Initial Option means the option granted to the Optionee as provided in
     Section 3.1.

     Interest means an undivided right, title and interest in and to the Properties and the Other Assets held through shares in Newco.

     Joint Venture means the joint venture formed pursuant to Section 5.1(a).

     Joint Venture Agreement means the joint venture or other form of agreement executed and delivered pursuant to Section 5.1(b).

     Minerals means any and all ores, and concentrates or metals derived therefrom, containing precious, base and industrial minerals and which are found in, on or under the Properties and may lawfully be explored for, mined and sold pursuant to the Mineral Right, Surface Rights and other instruments of title under which the Properties are held.

     Mineral Rights means the prospecting licences, mining leases, mineral concessions and other forms of tenure or other rights to minerals, or to work upon lands for the purpose of searching for, developing or extracting minerals under any forms of mineral title recognized under the laws of Northern Ireland or any subdivision thereof, whether contractual, statutory or otherwise, or any interest therein.

     Newco means the new subsidiary to be formed by UML as contemplated in section 5.1 hereof.

     Option Period means the period during which the Initial Option or Further Option remains in effect under this Agreement.

     Other Assets means maps, drill core, assays, geological and other technical reports, studies, designs, plans and financial or other records related to the Project, together with exploration tools, supplies and equipment located on or near the Properties and owned by UML for Project purposes.

     Participating Interest means an undivided beneficial interest in the Properties and the other assets of the Joint Venture, or shares in a jointly owned company, in either case under the Joint Venture Agreement and expressed as a percentage of the entire interest or total issued shares, as the case may be.

     Party means the Optionor or the Optionee.

     Project means the project for the development and exploitation of the Properties to produce Minerals.

     Properties means the Mineral Rights described in Schedule A and after the date of this Agreement includes the Mineral Rights comprised in any Additional Property, together with any renewal or re-issue of any of such Mineral Rights and any other form of successor or substitute title therefore.

     Surface Rights means any interest in any real property, whether freehold, leasehold, license, right of way, easement or any other surface or other right in relation to real property.

1.2  Included Words

     This Agreement will be read with such changes in gender or number as the context requires.

1.3  Headings

     The headings to the articles, sections, subsections or clauses of this Agreement are inserted for convenience only and are not intended to affect the construction hereof.

1.4  References

     Unless otherwise stated, a reference herein to a numbered or lettered article, section, subsection, clause or schedule refers to the article, section, subsection, clause or schedule bearing that number or letter in this Agreement. A reference to "this Agreement", "the Option Agreement", "hereof", "hereunder", "herein" or words of similar meaning, means this Agreement including the schedules hereto, together with any amendments thereof.

1.5  Currency

     All dollar amounts expressed herein, unless otherwise specified, refer to lawful currency of Canada.

1.6  Knowledge

     Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Optionor, the Optionor confirms that it has made due and diligent inquiry of such persons (including appropriate officers of the Optionor) as are reasonably necessary as to the matters that are the subject of the representations and warranties.

1.7  Schedules

     The following schedules are attached to and incorporated in this Agreement by this reference:

     A    Properties

     B    Terms of Joint Venture Agreement

1.8  Governing Law

     This Agreement will be construed according to and governed by the laws in force in the Province of British Columbia and, except where matters are expressed herein to be subject to arbitration, the courts of such Province will have exclusive jurisdiction to hear and determine all disputes arising hereunder. Nothing contained in this Section 1.8 is intended to affect the rights of a Party to enforce a judgement or award outside of British Columbia.

1.9  Severability

     If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions will nevertheless be and remain valid and subsisting and the said remaining provisions will be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

2.1  Mutual Representations and Warranties

     Each party represents and warrants to the other party hereto that:

     (a) it is a body corporate duly incorporated or continued and duly organized and validly subsisting under the laws of its organizational jurisdiction;

     (b) it has full power and authority to carry on its business and to enter into this Agreement;

     (c) neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

     (d) the execution and delivery of this Agreement do not violate or result in the breach of the laws of any jurisdiction applicable to a party or pertaining thereto or of its organizational documents;

     (e) all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder; and

     (f) this Agreement constitutes a legal, valid and binding obligation of the party enforceable against it in accordance with its terms.

2.2  Optionor's Representations and Warranties

     Each of Strongbow and UML, jointly and severally, represents and warrants to the Optionee that:

     (a)  each of the Properties

          (i) is fully and accurately described in Schedule A, including any Encumbrances in relation thereto, and neither of them nor any of their Affiliates has an interest in any other Mineral Rights which are located wholly or in part within the Area of Interest;

          (ii) is in good standing under the applicable laws, including the incurring of expenditures and the payment of surface taxes or other monies to the expiry dates as indicated in Schedule A, each of such Properties are in the process of being re-issued by the relevant issuing authority, and neither of them are aware of any basis upon which the re-issuance of any of such Properties could be denied;

          (iii) have been duly and validly staked or otherwise properly and legally acquired, and

          (iv) are wholly owned by and recorded or registered in the name of UML, free and clear of all Encumbrances except those specifically identified in Schedule A, and the Optionor is in exclusive possession of such Properties;

     (b) there are no outstanding agreements or options to acquire or purchase any of the Properties, no person has any royalty or other interest whatsoever in production therefrom, and there is no adverse claim or challenge against or to the ownership of or title to any of the Properties, nor to the best of its knowledge is there any basis therefor, other than any royalty that may eventually be payable to the Government of Northern Ireland or the Crown Estate;

     (c) the Optionor has received no notice and has no knowledge of any proposal to terminate or vary the terms of or rights previously comprised in any of the Properties from any government or other regulatory authority;

     (d) no proceedings are pending for and the Optionor is not aware of any basis for the institution of any proceedings leading to the dissolution or winding-up of either of them or the placing of either of them into bankruptcy or subject to any other laws governing the affairs of insolvent persons;

     (e) there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the Properties or the conduct of the business related thereto, nor to the best of its knowledge have any activities on or in relation to the any of the Properties been in violation of any environmental law, regulations or regulatory prohibition or order, and to the best of their knowledge, conditions on and relating to the Properties are in compliance with such laws, regulations, prohibitions and orders;

     (f) UML owns and holds the Other Assets, free and clear of all Encumbrances; and

     (g) to the best of their knowledge there is no fact or circumstance known to either of them which has not been disclosed to the Optionee which would render any of the foregoing representations and warranties untrue, incomplete or otherwise misleading.

2.3  Survival of Representations and Warranties

     The representations, warranties and covenants contained in this Agreement are conditions on which the parties have relied in entering into this Agreement and will survive the execution hereof and the acquisition of any Interest by the Optionee hereunder. Each Party will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement. A Party may waive any of such representations, warranties, covenants, agreements or conditions in whole or in part at any time without prejudice of its right in respect of any other breach of the same or any other representation, warranty, covenant, agreement or condition.

                                   ARTICLE 3
                                     OPTION

3.1  Grant of Initial Option

     The Optionor hereby grants to the Optionee the sole and exclusive right and option, in accordance with the other provisions of this Article 3, to acquire in three stages an Initial Interest of up to 75%, free and clear of all Encumbrances except for those described in Schedule A.

3.2  First Stage Earn In

     If the Optionee wishes to exercise the first stage of the Initial Option and acquire an Interest of 50%, the Optionee must incur the following Expenditures by each of the dates specified (or such longer times as may be permitted by Article 7) and notify the Optionor thereof:

          Deadline Date             Expenditure Amount        Cumulative Amount
          -------------             ------------------        -----------------
     First Anniversary Date              $200,000                   $200,000
     Second Anniversary Date             $400,000                   $600,000
     Third Anniversary Date              $900,000                 $1,500,000


     Provided that the Optionee must also complete at least 1000 meters of drilling on the Properties within six months of the Effective Date in order to exercise the first stage of the Initial Option. This obligation would be part of, not in addition to, the Optionee's obligation to incur Expenditures under this Section 3.2.

     Upon the exercise of the first stage of the Option the Optionee will have an Initial Interest of 50%, which may be increased by the exercise of the second and third stages of the Initial Option, subject to section 3.13.

3.3  Activation of Second Stage of Initial Option

     If the Optionee exercises the first stage of the Initial Option, the Optionee will have the right to activate the second stage of the Initial Option within 90 days after the Optionee has given notice of the exercise of the first stage of the Initial Option by notifying the Optionor.

     If the second stage of the Initial Option is activated, then the Initial Option will remain in effect and so long as it so remains the formation of the Joint Venture will be postponed.

3.4  Second Stage Earn In

     Under the second stage of the Initial Option the Optionee will have the right to acquire an additional 10% Interest and thereby increase its Interest to 60%. The Optionee may exercise the second stage of the Initial Option by incurring an additional $1,500,000 in Expenditures (for cumulative Expenditures of $3,000,000) on the Properties by the Fifth Anniversary Date (or such longer times as may be permitted by Article 7). Upon the exercise of the second stage of the Initial Option the Optionee will have an Initial Interest of 60%, which may be increased by the exercise of the third stage of the Initial Option.

3.5  Activation of Third Stage of Initial Option

     If the Optionee exercises the second stage of the Initial Option, the Optionee will have the right to activate the third stage of the Initial Option within 90 days after the Optionee has given notice of the exercise of the second stage of the Initial Option by notifying the Optionor.

     If the third stage of the Initial Option is activated, then the Initial Option will remain in effect and so long as it so remains the formation of the Joint Venture will be postponed.

3.6  Third Stage Earn In

     Under the third stage of the Initial Option the Optionee will have the right to acquire an additional 15% Interest and thereby increase its Interest to 75%. The Optionee may exercise the third stage of the Initial Option by delivering a Feasibility Study by the Seventh Anniversary Date (or such longer times as may be permitted by Article 7). Upon its exercise of the third stage of the Initial Option, the Optionee will acquire an Initial Interest of 75% and the Joint Venture will be formed in accordance with section 5.1.

3.7  Payment in Lieu of Expenditures

     If the Optionee has not incurred the full amount of the Expenditures which are required by the Anniversary Date specified under Section 3.2 or Section 3.4 (or such longer time as may be permitted by Article 7), then the Optionee may pay to the Optionor on or before that date which is 30 days after the relevant Anniversary Date an amount equal to the shortfall in Expenditures, and such amount will thereupon be deemed to have been Expenditures incurred by the Optionee by such Anniversary Date.

3.8  Grant of Further Option

     After the formation of the Joint Venture, the Optionee will have the Further Option to acquire the remainder of the Optionor's Interest in those circumstances and on those terms that will be contained in the Joint Venture Agreement.

3.9  Optionee's Election to Terminate

     Notwithstanding any other provision of this Article 3, the Optionee may elect at any time to terminate the Initial Option by delivering notice to the Optionor.

3.10 Termination with No Interest

     The Initial Option granted pursuant to Section 3.1 will be of no further force and effect and will terminate, and the Optionee will acquire no Initial Interest and will have no obligation to incur further Expenditures hereunder, on the earliest of:

     (a) six (6) months from the Effective Date, if the Optionee has failed to drill the amount specified pursuant to Section 3.2;

     (b) an Anniversary Date specified in Section 3.2, if the Optionee has failed to complete Expenditures in the amount specified in Section 3.2 by such Anniversary Date (or failed to make the necessary payment to the Optionor in lieu thereof within 30 days thereafter as contemplated in Section 3.7);

     (c)  the effective date of the Optionee's termination under Section 3.9;
          and

     (d)  if the Optionee is in breach of any of its obligations under Section
          4.2 of this Agreement, but only if:

          (i) the Optionor has first given to the Optionee written notice of the breach containing particulars of such breach; and

          (ii) the Optionee has not, within 60 days following delivery of the Optionor's notice, given notice to the Optionor that it has cured such failure, or, if such breach cannot be cured within such 60 day period, is taking action to commence such cure and is pursuing such action in a timely manner.

     Upon termination of this Agreement under this Section 3.10 the Optionee shall deliver to the Optionor, within 60 days of the effective date of termination, copies of all drill logs, maps, reports assay results and other data and documentation (in paper or electronic format) relating to its operations on the Property and all samples and drill core and removed from the Property and in the Optionee's possession.

3.11 Termination with 50% Interest

     Once the Optionee has acquired a 50% Interest, then the Initial Option granted pursuant to Section 3.1 continues, but will be of no further force and effect and will terminate, and the Optionee will acquire an Initial Interest of no more than 50%, and will have no obligation to incur further Expenditures hereunder, on the earliest of:

     (a) that date which is 90 days after the exercise of the first stage of the Initial Option, if the Optionee has not activated the second stage of the Initial Option pursuant to Section 3.3 by such date;

     (b) the Fifth Anniversary Date, if by that date the Optionee has failed to incur Expenditures of an additional $1,500,000 as contemplated in
          Section 3.4 (or failed to make the necessary payment to the Optionor in lieu thereof within 30 days thereafter as contemplated in Section 3.7);

     (c)  if the Optionee is in breach of any of its obligations under Section
          4.2 of this Agreement, but only if:

          (i) the Optionor has first given to the Optionee written notice of the breach containing particulars of such breach; and

          (ii) (ii) the Optionee has not, within 60 days following delivery of the Optionor's notice, given notice to the Optionor that it has cured such failure or, if such breach cannot be cured within such 60 day period, is taking action to commence such cure and is pursuing such action in a timely manner;

     (d)  the effective date of the Optionee's termination under Section 3.9;
          and

     (e)  the effective date of the Optionor's election pursuant to Sections
          3.13.

3.12 Termination with 60% Interest

     Once the Optionee has acquired a 60% Interest, then the Initial Option granted pursuant to Section 3.1 continues, but will be of no further force and effect and will terminate, and the Optionee will acquire no more than an Initial Interest of 60%, and will have no obligation to incur further Expenditures hereunder, on the earliest of:

     (a) that date which is 90 days after the exercise of the second stage of the Initial Option, if the Optionee has not activated the third stage of the Option pursuant to Section 3.5 by such date;

     (b) the Seventh Anniversary Date, if by that date the Optionee has failed to deliver a Feasibility Study;

     (c)  if the Optionee is in breach of any of its obligations under Section
          4.2 of this Agreement, but only if:

          (i) the Optionor has first given to the Optionee written notice of the breach containing particulars of such breach; and

          (ii) the Optionee has not, within 60 days following delivery of the Optionor's notice, given notice to the Optionor that it has cured such failure or, if such breach cannot be cured within such 60 day period, is taking action to commence such cure and is pursuing such action in a timely manner;

     (d)  the effective date of the Optionee's termination under Section 3.9;
          and

     (e)  the effective date of the Optionor's election pursuant to Sections
          3.13.

3.13 Optionor's Election

     Notwithstanding any other provision of this Article 3, upon the Optionor receiving notice of the completion of the Expenditures incurred pursuant to
Section 3.2, the Optionor will have a 60 day period from the date of such notice during which it may elect to terminate the Initial Option and trigger the formation of the Joint Venture in accordance with Article 5.

3.14 Expenditure Statement and Audit

     An itemized statement of Expenditures incurred in any period certified to be correct by an officer of the Optionee shall be conclusive evidence of the making of such Expenditures unless within 30 days of receipt of such statement the Optionor delivers a notice to the Optionee detailing its objections to the statement. If the Optionor delivers an objection within such 30 day period, then the Optionor shall be entitled to request that the auditors of the Optionee audit the Expenditures provided for in the statement of Expenditures that is the subject of the objection notice, and

     (a) if the auditors determine that the statement of Expenditures was accurate within five (5%) percent of actual Expenditures or that actual Expenditures incurred exceed the statement of Expenditures by more than five (5%) percent of those stated, then the costs of the audit will be borne by the Optionor, and if the excess Expenditures

          (i) relate to the exercise of the first stage of the Initial Option, then they will be credited towards Expenditures required to exercise the second stage of the Initial Option, unless the Optionor has elected to form the Joint Venture under section 3.13;

          (ii) relate to the exercise of the second stage of the Initial Option or the Optionor has elected to form the Joint Venture under section 3.13, then they will be credited towards the contributions required to be made by the Optionee under the Joint Venture Agreement;

     (b) if the auditors determine that the statement of Expenditures overstated Expenditures actually made by greater than a five (5%) percent margin, then the costs of the audit will be borne by the Optionee and whatever the overstatement only the actual Expenditures so determined will constitute Expenditures for the purposes of Section
          3.2 or Section 3.3, as applicable.

     If any such determination results in a deficiency in the amount of Expenditures required to be incurred by an Anniversary Date under Section 3.2 or
Section 3.4 in order to exercise the first or second stage of the Initial Option, then the Optionee may pay to the Optionor with 30 days after such determination the amount equal to the deficiency, and such payment will be deemed to be a payment of cash in lieu of Expenditures made under Section 3.7 as of the relevant Anniversary Date.

     The auditors' determination of Expenditures will be final and determinative of the amounts stated in the statement in question, and will not be subject to arbitration hereunder.

3.15 Option Only

     For greater certainty, under this Agreement the Optionee has acquired an option only and all Expenditures and the delivery of a Feasibility Study are entirely at the discretion of the Optionee.

                                   ARTICLE 4
                      OPTION PERIOD RIGHTS AND OBLIGATIONS

4.1  Optionee's Right of Entry

     The Optionor hereby grants to the Optionee and its employees, agents and independent contractors the exclusive right in respect of the Properties, exercisable throughout the Option Period, to:

     (a)  enter thereon;

     (b)  have exclusive and quiet possession thereof;

     (c) carry out exploration, development and evaluation activities including, without limitation, the removal of Minerals; and

     (d) subject to obtaining adequate Surface Rights thereto, bring upon and erect upon the Properties such structures and other facilities as may be necessary or advisable to carry out exploration, development and evaluation activities.

The Optionee's rights pursuant to this Section 4.1 will at all times be subject to any restrictions that may be required by applicable laws in Northern Ireland or by regulatory authority and to rights of entry and access reserved to the Optionor hereunder.

4.2  Optionee's Obligations

     The Optionee is obligated during the Option Period:

     (a) to keep the Properties in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard including compliance with the terms of any lease;

     (b) to conduct all work on or with respect to the Properties, in a manner consistent with good mining practice and in compliance with the applicable laws of Northern Ireland.

     (c) to keep the Properties free and clear of all Encumbrances arising from its operations hereunder (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by the Optionee) and will proceed with all diligence to contest and discharge any such lien that is filed;

     (d) to permit the directors, officers, employees and designated consultants and agents of the Optionor, at their own risk, access to the Properties at all reasonable times, provided that the Optionor will indemnify the Optionee against and save it harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee, designated consultant or agent of the Optionor while accessing the Properties except to the extent that any such costs, claims, liabilities or expenses result from the Optionee's gross negligence or wilful misconduct;

     (e) indemnify and hold the Optionor harmless from any and all liabilities, costs, damages or charges arising from the failure of the Optionee to comply with the covenants contained in this article or otherwise arising from its operations on the Property;

     (f) allow the Optionor access at all reasonable times and intervals to all maps, reports, assay results and other factual technical data (whether in paper or electronic form) prepared or obtained by the Optionee in connection with its operations on the Property;

     (g) to deliver to the Optionor semi-annual reports indicating the status of work being conducted on the Properties and an estimate of the Expenditures incurred during the previous six months, provided that such reports will not be required for those periods in which there is no work being conducted on the Properties;

     (h) to deliver to the Optionor annual (calendar year) reports disclosing any significant technical data learned or obtained in connection with work in respect of the Properties, as well as a breakdown of Expenditures incurred in carrying out such work, on or before the 31st day of March of the year following the calendar year to which such report relates; and

     (i) to maintain true and correct books, accounts and records of Expenditures.

4.3  Emergency Expenditures

     Notwithstanding any other provision of this Agreement, the Optionee will be entitled to incur as Expenditures all costs and expenses necessary to preserve or protect life, limb, property or the environment in respect of the Properties or otherwise in the course of exploration or development activities.

4.4  Registered Title

     During the Option Period:

     (a) The Optionor will remain the registered holder of the Properties as they exist on the date hereof and, forthwith following the execution of this Agreement, the Optionor will deliver to the Optionee's solicitors duly executed and registrable transfers of such Properties, in form and substance sufficient, in the reasonable opinion of the Optionee's solicitors, to transfer them to Newco, free and clear of Encumbrances except for those described in Schedule A.

     (b) The Optionor will be entitled to be the registered holder of the Properties and the Surface Rights comprised in any Additional Property and, as a condition of its registration in the Optionor's name, the Optionor will deliver to the Optionee, duly executed and registrable transfers of such Additional Property, in form and substance sufficient, in the reasonable opinion of the Optionee's solicitors, to transfer it to Newco free and clear of Encumbrances, except for those described in Schedule A, if applicable.

     Upon the Optionee acquiring an Interest it will be entitled to request that its solicitors register such transfers such that Newco becomes the recorded holder of the Properties.

     The Optionor or the Optionee, to the extent that it is the recorded holder of any of the Properties, will hold title to such Properties subject to this Agreement.

4.5  Abandonment of Properties

     The Optionee may surrender or abandon any of the Properties, provided that notice of such proposed abandonment is given to the Optionor, who may elect, by notice to the Optionee within 60 days after the surrender or abandonment notice, to have such Properties transferred to it without warranty and at its own cost. Such Properties will be transferred and assigned to the Optionor as soon as possible following its election. Failing such election, the Properties may be abandoned or surrendered as proposed by the Optionee. Following a transfer or abandonment under this section, the Properties so transferred or abandoned will thereafter cease to form part of the Properties or the Area of Interest and will no longer be subject to this Agreement, except with respect to any obligations or liabilities of the Parties as have accrued to the date of such transfer or abandonment.

                                   ARTICLE 5
                           FORMATION OF JOINT VENTURE

5.1  Formation of Joint Venture

     Upon the termination of the Initial Option, provided that the Optionee has acquired its Initial Interest under Article 3 of this Agreement:

     (a) the Optionee and the Optionor will be deemed to have formed a joint venture for the purpose of carrying out all such acts which are necessary or appropriate, directly or indirectly, to:

          (i)  hold the Properties and the other assets of the Joint Venture,

          (ii) explore the Properties for Minerals and, if feasible, develop a mine on the Properties,

          (iii) so long as it is technically, economically and legally feasible, operate such mine and exploit the Minerals extracted from the Properties, and

          (iv) carry out any other activity in connection with or incidental to any of the foregoing;

     (b) the Optionee and the Optionor will be deemed to have entered into a joint venture agreement in the form of a Shareholders Agreement in respect of the joint ownership of the Newco and substantially based on the terms set forth in Schedule B, and each of them will negotiate in good faith and use every commercially reasonable effort to finalize, execute and deliver a formal agreement containing such terms and any other terms and conditions as would be customary for a comparable jointly owned company holding a comparable project;

     (c) Expenditures, if any, in excess of those required to acquire the Initial Interest which have been or are committed to be incurred by or on behalf of the Optionee as Expenditures at the time of formation of the Joint Venture will be deemed to have been approved as Joint Venture program under the Joint Venture Agreement and each of the Optionee and the Optionor will pay its pro rata share of such costs.

     For greater certainty, if the Optionee has acquired a 50% Interest or a 60% Interest but the Initial Option has not yet terminated under Section 3.11 or
Section 3.12, then the formation of the Joint Venture and the other provisions of this Section 5.1 will be deferred until the Initial Option is terminated or the Optionee acquires a 75% Interest under Section 3.6, whichever first occurs.

     Notwithstanding any other provisions of this Section 5.1 UML will promptly after the execution of this Agreement form a new subsidiary under the laws of Northern Ireland and having constating documents that are acceptable to the Optionee (the "Newco"). The Optionee and the Optionor will co-operate in having all applications for the re-issue or renewal of the Properties made in the name of Newco and shall have the Properties and Other Assets transferred to Newco.

5.2  Initial Interests

     The Optionee's initial participating interest in the Shares of Newco under the Joint Venture Agreement will be that percentage which is equal to the Initial Interest earned by the Optionee hereunder.

     The Optionor's initial participating interest in the Shares of Newco under the Joint Venture Agreement will be that percentage which is equal to 100% minus the Initial Interest earned by the Optionee hereunder.

5.3  Initial Expenditures

     Upon the formation of the Joint Venture, each of the Optionee and the Optionor will have initial actual and deemed Expenditures as follows:

     (a) Optionee: Cumulative Expenditures to the date of acquisition of Initial Interest ("Optionee's amount); and

     (b) Optionor: Optionee's amount divided by the Initial Interest times the Optionor's initial participating interest under the Joint Venture Agreement.

5.4  Joint Venture Operator

     The Optionee, being the Party with the larger initial Participating Interest, will be the initial operator under the Joint Venture Agreement.

                                   ARTICLE 6
                                   TRANSFERS

6.1  Limitations on Transfers

     Except if permitted under and in accordance with this Agreement, no Party will transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer, alienate or otherwise dispose of (in this Article to "Transfer") any or all of its interest in the Properties and the Other Asset or transfer or assign any of its rights under this Agreement.

6.2  Prohibited Dispositions

     A Party is prohibited from Transferring any of its interest in the Properties or Other Asset or any of its rights under this Agreement unless:

     (a) its interest in the Properties and Other Assets and in its rights under this Agreement are Transferred together (or, if a portion, in the same proportion);

     (b) such Transfer occurs when such Party is not in default of any of its covenants and agreements herein contained; and

     (c) such Transfer, if it constitutes a Transfer by a Party of a portion of its interest in the Properties and the Other Assets and in its rights under this Agreement, has been approved by the other Party, such approval not to be unreasonably withheld.

6.3  Right of First Offer

     If a Party (in this Article the "Transferring Party") wishes to Transfer all of its interest in the Properties and the Other Assets and in its rights under this Agreement (in this section, the "Holdings") other than as contemplated under Section 6.4, then it must prior to any such transfer first offer to Transfer the Holdings to the other Party for a cash consideration and upon such other terms and conditions as the Transferring Party deems fit (in this section, the "Offer"). If the other Party accepts the Offer within the 30-day period following its receipt, then the Transfer will be concluded no later than 30 days after such acceptance. If the other Party does not accept the Offer within such 30-day period, then the Transferring Party will be free to Transfer the Holdings to a third party at any time after the expiry of such 30-day period and prior to the expiry of the succeeding 90-day period, but only for a cash consideration equal to or greater than the cash consideration stated in the Offer and upon other terms and conditions no less favourable to the Transferring Party than those contained in the Offer. If the Transferring Party's Transfer of the Holdings to the other Party or to a third party is not concluded prior to the expiry of such 30-day or 90-day period as aforesaid, any subsequent Transfer by the Transferring Party will be subject to the provisions of this Section 6.3.

6.4  Exceptions

     Nothing in Section 6.3 applies to or restricts in any manner:

     (a) a disposition by the Transferring Party of all or a portion of its interest in the Properties and Other Assets and a transfer or assignment of a proportionate interest in this Agreement to an Affiliate of the Transferring Party, provided that such Affiliate first assumes and agrees to be bound by the terms of this Agreement and the Underlying Agreements and agrees with the other Party in writing to retransfer such interests to the Transferring Party before ceasing to be an Affiliate of the Transferring Party; or

     (b) an amalgamation or corporate reorganization involving the Transferring Party which has the effect in law of the amalgamated or surviving corporation possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor corporation; or

     (c) a sale, forfeiture, charge, withdrawal, transfer or other disposition or encumbrance which is otherwise specifically required or permitted under this Agreement.

6.5  Conditions of Transfers

     As a condition of any Transfer other than to another party, the transferee must covenant to and agree with the other parties to this Agreement to be bound by this Agreement, including this Article 6, and prior to the completion of any such Transfer, the Transferring Party must deliver to the other Party evidence thereof in a form satisfactory to such other parties. Notwithstanding any such Transfer, the Transferring Party will remain liable for all of its obligations hereunder, unless the Holdings have been Transferred to a third party pursuant to Section 6.3.

                                   ARTICLE 7
                                  FORCE MAJEURE

7.1  Events

     Notwithstanding any other provisions contained herein, a Party will not be liable for its failure to perform any of its obligations under this Agreement due to a Force Majeure.

7.2  Effect of Force Majeure

     All time limits imposed by this Agreement (including, without limitation, the time within which Expenditures are to be made or Shares are to be delivered) will be extended by a period equivalent to the period of delay resulting from a Force Majeure described in Section 7.1.

7.3  Obligation to Remove Force Majeure

     A Party relying on the provisions of this Article 7 will take all reasonable steps to eliminate any Force Majeure and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such Party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted court or governmental authority or to complete its obligations under this Agreement if a Force Majeure renders completion impossible.

7.4  Giving Notice

     A Party relying on the provisions of this Article 7 will give notice to the other Party forthwith upon the occurrence of the Force Majeure and forthwith after the end of the period of delay when such Force Majeure has been eliminated or rectified.

                                   ARTICLE 8
                            CONFIDENTIAL INFORMATION

8.1  Confidential Information

     Except as specifically otherwise provided for herein, the parties will keep confidential all data and information respecting this Agreement and the Properties and other Asset, and will refrain from using it other than for the activities contemplated hereunder or publicly disclosing unless required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the consent of the other Party, such consent not to be unreasonably withheld.

8.2  Information in Public Domain

     The provisions of this Article 8 do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof.

8.3  Request to Disclose

     Where a request is made for permission to disclose confidential information hereunder, a reply thereto will be made within two Business Days after receipt of such request, failing which the Party requesting will be entitled to disclose such information in the limited circumstances specified in such request as if such consent had been given.

8.4  News Release

     The Parties will consult with each other prior to issuing any press release or other public statement regarding the Properties or Other Asset or the activities of the Optionee or the Optionor with respect thereto. In addition, each Party will obtain prior approval from the other Party, which will not unreasonably be refused, before issuing any press release or public statement using the other Party's name or the names of any of the other Party's assignees or of any of the officers, directors or employees of the other Party or of its assignees.

                                    ARTICLE 9
                                   ARBITRATION

9.1  Single Arbitrator

     Any matter in dispute hereunder will be determined by a single arbitrator to be appointed by the Parties.

9.2  Prior Notice

     Any Party may refer any such matter to arbitration by notice to the other Party and, within 10 Business Days after receipt of such notice, the Parties will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

9.3  No Agreement

     If the Parties cannot agree on a single arbitrator as provided in Section 9.2, or if the person appointed is unwilling or unable to act, either Party may submit the matter to arbitration before a single arbitrator in accordance with rules for conciliation and arbitration of the British Columbia International Commercial Arbitration Centre (in this Article, the "Rules").

9.4  Conduct of Arbitration

     Except as otherwise specifically provided in this Article 9, an arbitration hereunder will be conducted in English in accordance with the Rules. The arbitrator will fix a time and place in Vancouver for the purpose of hearing the evidence and representations of the Parties and he or she will preside over the arbitration and determine all questions of procedure not provided for under the Rules or this Article 9. After hearing any evidence and representations that the Parties may submit, the arbitrator will make an award and reduce the same to writing and deliver one copy thereof to each of the Parties. The decision of the arbitrator will be made within 45 days after his or her appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration will be paid as specified in the award. The arbitrator's award will be final and binding upon each of the Parties.

                                   ARTICLE 10
                                AREA OF INTEREST

10.1 Limitation on Acquisitions

     Each of the Parties hereby covenants and agrees with the other Party that it will not acquire, nor will it permit any Affiliate to acquire, any Mineral Rights or Surface Rights located wholly or in part within the Area of Interest unless such Mineral Rights or Surface Rights are made subject to the terms of this Agreement and the acquiring Party (or, if an Affiliate of a Party has completed the acquisition, then such Party, in either case in this Article referred to as the "Acquiring Party") complies with the provisions of this Article.

10.2 Acquisition of Additional Property

     Forthwith upon completing an acquisition of Mineral Rights or Surface Rights located wholly or in part within the Area of Interest, the Acquiring Party will give notice thereof to the other Party, setting out the location of the Mineral Rights or Surface Rights and all information known to the Acquiring Party and its Affiliates about such Mineral Rights or Surface Rights, the costs of acquisition and all other pertinent details relating thereto.

     Upon receipt of such notice, the notified Party will have a period of 15 days to elect, by notice to the Acquiring Party, to include such Mineral Rights or Surface Rights in the Properties and make them subject to the terms of this Agreement. Upon such election such Mineral Rights or Surface Rights will constitute Additional Property for inclusion in the Properties thereafter for all purposes of this Agreement.

     If the Acquiring Party is the Optionor, then the Optionee will reimburse it for the acquisition costs that it or its Affiliate has incurred. When paid by the Optionee in the first instance or reimbursed by the Optionee, the acquisition costs for any Additional Property will be deemed to constitute Expenditures hereunder.

10.3 Notice of Rejection

     If, within the 15-day period referred to in paragraph 10.3, the notified Party does not give the notice referred to in paragraph 10.4, it will be deemed to have consented to the exclusion of the Mineral Rights or Surface Rights in question from the Area of Interest, which may thereafter be held or dealt with by the Acquiring Party or its Affiliate free of the terms and conditions of this Agreement.

10.4 Title to Additional Property

     If the Acquiring Party is the Optionee or an Affiliate of the Optionee, the Mineral Rights or Surface Rights comprised in the Additional Property acquired will be forthwith registered in the name of or transferred to the Optionor. Forthwith upon such registration or upon the acquisition of any Additional Property by the Optionor or an Affiliate of the Optionor, the Optionor will deliver executed and registrable transfers thereof as contemplated in Section 4.4.

10.5 Further Assurance

     Each of the Parties will execute and deliver or cause to be executed and delivered such further documents and instruments and give such further assurances as the other may reasonably require to evidence and give effect to any acquisition, registration or transfer of Mineral Rights or Surface Rights contemplated in this Article 10.

10.6 Non-Compliance Constitutes Default

     Non-compliance with the provisions of this Article 10 by an Affiliate of a Party will constitute a default under this Agreement by such Party unless such Party can satisfy the other Party that the Affiliate was acting independently and at arm's length, without information from or direction by the affiliated Party and that such affiliated Party could not reasonably have enforced compliance with the terms hereof by its Affiliate in the circumstances.

                                   ARTICLE 11
                                     NOTICE

11.1 Method

     Each notice, consent, demand or other communication (in this Article the "Notice") required or permitted to be given under this Agreement will be in writing and may be personally delivered or sent by facsimile to the address or fax number as set forth in the recitals to this Agreement. A Notice, if so personally delivered, will be deemed to have been given and received on the date of actual delivery and, if so given by facsimile, will be deemed to have been given and received on the date sent, if sent during normal business hours of the recipient on a Business Day and otherwise on the next Business Day.

11.2 Amending Addresses

     Either Party may at any time and from time to time notify the other Party in accordance with this Article 11 of a change of address or fax number, to which all Notices will be given to it thereafter until further notice in accordance with this Section 11.

                                   ARTICLE 12
                                     GENERAL

12.1 Other Activities and Interests

     This Agreement and the rights and obligations of the Parties hereunder are strictly limited to the Properties and the Area of Interest. Each Party will have the free and unrestricted right to enter into, conduct and benefit from business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other to participate including, without limitation, involving Mineral Rights or Surface Rights adjoining the Area of Interest or which previously formed a part of the Properties.

12.2 Entire Agreement

     This Agreement and the schedules hereto constitute the entire agreement between the Parties and supersedes and replaces any preliminary or other agreement or arrangement, whether oral or written, express or implied, statutory or otherwise heretofore existing between the Parties in respect of the subject matter of this Agreement including, without limitation, the letter from the Optionee to the Optionor dated November 7, 2002. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties.

12.3 No Waiver

     No consent hereunder or waiver of or with respect to any term or condition of this Agreement will be effective unless it is in writing and signed by the consenting or waiving Party. No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

12.4 Further Assurances

     The Parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the Parties in the Properties.

12.5 Manner of Payment

     All payments to be made to any Party may be made by cheque or draft mailed or delivered to such Party at its address for notice purposes as provided herein, or for the account of such Party at such bank in Canada as the Party may designate from time to time by notice to the other Party. Such bank or banks will be deemed the agent of the designating Party for the purposes of receiving, collecting and receipting such payment.

12.6 Enurement

     This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

12.7 Special Remedies

     Each of the Parties agrees that its failure to comply with the covenants and restrictions set out in Section 4.5, Article 6, Article 8 or Article 10 would constitute an injury and cause damage to the other Party impossible to measure monetarily. Therefore, in the event of any such failure, the other Party will, in addition and without prejudice to any other rights and remedies that it may have at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing the provisions of Section 4.5, Article 6,
Article 8 or Article 10, as the case may be, and any Party intending to breach or which breaches the provisions of Section 4.5, Article 6, Article 8 or Article 10 hereby waives any defence it may have at law or in equity to such injunctive or equitable relief.

12.8 Time of the Essence

     Time is of the essence in the performance of each obligation under this Agreement.

12.9 Counterparts and Fax Execution

     This Agreement may be executed in any number of counterparts and all such counterparts, taken together, shall be deemed to constitute one and the same instrument. This Agreement may be signed and accepted by facsimile.



IN WITNESS WHEREOF this Agreement has been executed as of the date first above given.

The Corporate Seal of STRONGBOW
RESOURCES INC. was affixed                    )
in the presence of:                           )
                                              )
/s/ William Wolfe                             )
-------------------------------               )
Authorized Signatory                          )
                                              )              C/S
/s/ Gren Thomas                               )
-------------------------------               )
Authorized Signatory                          )
                                              )


The Corporate Seal of ULSTER MINERALS
LIMITED was affixed in                        )
the presence of:                              )
                                              )
/s/ William Wolfe                             )
-------------------------------               )
Authorized Signatory                          )
                                              )              C/S
/s/ Gren Thomas                               )
------------------------------                )
Authorized Signatory                          )
                                              )


The Corporate Seal of TOURNIGAN
GOLD CORPORATION was                          )
affixed in the presence of:                   )
                                              )
/s/ D. Reynolds                               )
-------------------------------               )
Authorized Signatory                          )
                                              )              C/S
/s/ M. Hopley                                 )
-------------------------------               )
Authorized Signatory                          )
                                              )
                                              )

                                 SCHEDULE "A"

to the Agreement dated February ___, 2003 among Strongbow Resources Inc., Ulster Minerals Limited and Tournigan Gold Corporation.

                             Properties Description
                             ----------------------

o The following exploration licence interests excluding an area within the grid references of northern boundary at 387000mN, eastern boundary at 260000mE, southern boundary at 384000mN, and western boundary at 255000mE :

     Crown Licences 174/96018 and 174/96019 as renewed for a period of two years commencing January 2, 2002 and which are subject to the re-issue of the Prospecting Licences; and

     an application for, and any licence interests arising from, the re-issue of former Prospecting Licences UM 11/96 and UM 12/96 which have now expired.

                                  Encumbrances
                                  ------------

o    none

                                       Map
                                       ---

For illustrative purposes only, please refer to the map ("Map") attached hereto and identified as Schedule "A" that shows the boundary of the Properties in relation to the Curraghinalt project area. In the event of a conflict between the apparent boundary of the Properties as indicated on the Map and the actual boundaries of the Properties as provided in the Crown Licences and Prospecting Licences, the boundaries as provided in the Crown Licences and Prospecting Licences shall prevail.

[Map of Northern Ireland properties appears here.]




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                                   SCHEDULE B

     To the Agreement dated February ___, 2003 among Strongbow Resources Inc., Ulster Minerals Limited and Tournigan Gold Corporation

                               JOINT VENTURE TERMS

1.   Joint Venture Formation and Scope

          As set forth in article 5 of the Option Agreement.

2.   Participating Interests

     (a)  Initial interests and initial investments will be as set forth in article 5 of the Option Agreement, subject to adjustment if a participant elects not to participate (by simple dilution of interest--see item 6 below) or, having elected to participate, defaults in paying its cost share (by double dilution of interest--see item 6 below).

     (b) Provided that a bankable feasibility study has been delivered, Tournigan will have the option to acquire the remaining participating interest of Strongbow free and clear of encumbrances at any time that Strongbow's participating interest has been diluted to 25% (the "Dilution Date"). The option is exercisable by notice to Strongbow within 90 days after the Dilution Date and the purchase price will be paid by the delivery to Strongbow of common shares in Tournigan on the following basis:

          (i) Tournigan shares will be valued at a price per share equal to the average trading price for Tournigan shares on the TSX for each trading day during the 90 day period immediately preceding the date on which the Feasibility Study is delivered to Strongbow; and

          (ii) Strongbow's 25% participating interest will be valued at that amount which equals 25% of the net present value of the Project which, for this purpose, means the aggregate estimated net cash flow from the Project over the life of the mine, assuming the highest potential cash flow according to the Feasibility Study and a gold price in US dollars equal to the average of the London Bullion Market Afternoon Fix for each day on which such quotation is given during the 180 day period immediately preceding the date on which the Feasibility Study is delivered to Strongbow.

3.   Management Committee

     The joint venture will be under the management of a management committee with representation according to participants' interests, and decision-making on the basis of a majority vote.

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4.   Operator

     (a) Tournigan will be the first operator and remain so unless its interest is reduced below 50% or it resigns or is removed for default. Upon Tournigan ceasing as operator, the participant other than Tounigan with the highest interest shall be the operator.

     (b) The non-operator may refer question of operator default to arbitration if it is outvoted on a management committee motion to remove the operator for default.

     (c) The operator must keep the property in good standing and free of encumbrances, comply with laws, and maintain proper books and accounts and adequate insurance.

     (d) The operator must conduct joint venture activities according to approved programs and budgets, with sole responsibility for non-approved overruns exceeding 20% on exploration programs and 15% on development and other programs, and otherwise in accordance with good mining practices.

     (e) The operator will have the right to cash call in advance to cover anticipated approved program expenditures, including a reasonable amount of working capital.

     (f) The operator's charges for overheads will be: 10% of exploration costs, reduced to 5% on any single third party contract exceeding 50,000; 12% of construction costs; and 3% of operating costs. This charge is intended as a reimbursement of the costs of the time incurred by head office management and support functions in respect of approved programs on the project, which is not otherwise billed as a cost. The charge has been established as an estimate of anticipated administrative costs and on the basis that the party acting as Operator shall not profit nor suffer loss by virtue of providing these services.

     (g) The operator will have a lien on the non-operator's interest to secure the non-operator's cost share of expenditures, and the right to advance the cost share of a party in default.

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5.   Programs

     (a) Prior to a production decision, the operator will submit annual exploration programs for management committee approval, and will report on results on a quarterly basis.

     (b) Unless a bankable feasibility was delivered prior to the formation of the joint venture, the operator may propose a program for a bankable feasibility study at any time.

     (c) A development program will be prepared by operator based on an approved bankable feasibility study.

     (d) Management committee approval of a development program will constitute a production decision.

     (e) Each party must finance its own cost share of development costs, with the right to pledge its interest for such purpose.

     (f) After commencement of commercial production, operator will submit annual operating programs for management committee approval.

6.   Dilution

     (a) Participants will have an election as to whether to participate in any approved exploration program or approved development program

     (b) Electing to participate in an approved program will make a participant liable for its cost share of all expenditures for that program.

     (c) Electing not to participate in an approved program will result in straight-line dilution of interest, i.e. the non-contributing party's interest will be, subject to sub-paragraph (d) below,:

          amount contributed and deemed to have been contributed to date by non-contributing party amount contributed to date by all parties and the contributing party's interest will be correspondingly increased.

     (d) A participant's failure to pay its cost share of an approved program after electing to participate will constitute default and result in double dilution of interest, i.e. the non-contributing party's interest will be:

          amount contributed prior to default to date by non-contributing party amount contributed prior to default by all parties + 2x defaulted amount and the contributing party's interest will be correspondingly increased.

     (e) Dilution to 10% will effect a deemed surrender of rights to appoint persons to the management committee or vote on any decisions of the joint venture, but participants shall continue to have the right to contribute to, and benefit, from programs based on their interest or suffer further dilution in accordance with the Joint Venture Agreement (with forfeiture once diluted to 1%).

     (f) There will be no election as to participation in an approved operating program.

7.   Disposition of Production

     (a) Each participant will have the right and obligation to take production in kind, but is free to make separate arrangements with operator to market its share.

     (b) The operator will be free to sell the share of production of any participant who fails to take its share in kind or make arrangements for sale, deducting its costs and expenses from the proceeds

8.   Transfers of Interests

     (a) Transfer provisions on the same terms as article 6 of the Option Agreement.

     (b) No encumbrances of any interest will be permitted except for financing of development and then subject to the joint venture agreement and the operator's lien

9.   Withdrawal and Winding Up

     No withdrawal by a party or winding up of the joint venture will be permitted without adequate payment of or security for reclamation and closure costs.

10.  Dispute Resolution

     Arbitration administered by the British Columbia International Commercial Arbitration Centre.

11.  Other

     (a)  Area of interest on the same terms as article 10 of the Option
          Agreement

     (b)  Force majeure

     (c)  Confidentiality

     (d)  British Columbia law.